Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of wholly-owned subsidiaries of Trinity Place Holdings Inc.:

Filene’s Basement, LLC (DE)

TPHGreenwich Holdings LLC (DE)

TPH IP LLC (DE)

The following is a list of wholly-owned subsidiaries of TPH Greenwich Holdings LLC:

TPHGreenwich Owner LLC (DE)

TPH Forest Hill LLC (DE)

TPH Merrick LLC (DE)

TPH Route 17 LLC (DE)